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                                                                       EXHIBIT 5

August 30, 1996


Whole Foods Market, Inc.
601 North Lamar
Suite #300
Austin, Texas 78703

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, as amended, dated as of June 17, 1996 (the "Merger Agreement"), among Whole Foods Market, Inc., Whole Foods Market Mid-Atlantic Inc. and Fresh Fields Markets, Inc. Capitalized terms not defined herein have the respective meanings assigned to them in the Merger Agreement. In connection with the closing under the Merger Agreement, the undersigned agrees as follows:

The undersigned will not sell, transfer or otherwise dispose of any shares of WFM Common Stock issued pursuant to the Merger that are held by the undersigned as of the Closing Date or any shares of WFM Common Stock that are acquired by the undersigned after the date of the Merger pursuant to the exercise of other securities of WFM issued pursuant to the Merger that are held by the undersigned (such shares being collectively referred to as the "Restricted Shares"), except
(1) in accordance with the applicable provisions of the Securities Act and the rules and regulations thereunder and (2) until such time as financial results covering at least 30 days of combined operations of WFM and FF have been published. The undersigned acknowledges that WFM will give instructions to its transfer agent with respect to the Restricted Shares to the effect that no transfer of such shares shall be effected until the date on which the requisite financial results have been published.

Very truly yours,